-------------------------   UNITED STATES SECURITIES AND EXCHANGE COMMISSION     ----------------------------
                                         Washington, D.C.  20549
         FORM 4                                                                            OMB APPROVAL
                                   STATEMENT OF CHANGES IN BENEFICIAL
------------------------                       OWNERSHIP                         ----------------------------
/_/ Check this box if no                                                         OMB Number:        3235-0287
    longer subject to            Filed pursuant to Section 16(a) of the          Expires:  September 30, 1998
    Section 16. Form 4       Securities Exchange Act of 1934, Section 17(a)      Estimated average
    or Form 5                 of the Public Utility Holding Company Act of       burden hours per
    obligations may          1935 or Section 30(f) of the Investment Company     response...............  0.5
    continue. See                              Act of 1940                       ----------------------------
    Instruction 1(b).
(Print or Type Responses)
-------------------------------------------------------------------------------------------------------------
1. Name and Address of            2. Issuer Name AND Ticker or          6. Relationship of Reporting
   Reporting Person*                 Trading Symbol                        Person(s) to Issuer
                                                                               (Check all applicable)
                                     Arguss Holdings, Inc.              _X_ Director        ___ 10% Owner
Prime        Garry       A.                 (ARGX)                      ___ Officer (give   ___ Other (specify
________________________________                                                     title             below)
(Last)      (First)     (Middle)                                                     below)

                                                                        ______________________________________
One Church Street                 3. IRS or Social      4. Statement
________________________________     Security Number       for
            (Street)                 of Reporting          Month/Year
                                     Person
                                     (Voluntary)             7/98
Rockville   MD            20850
________________________________                        5. If           7. Individual or Joint/Group
(City)      (State)        (Zip)                           Amendment,      Filing
                                                           Date of          (Check Applicable Line)
                                                           Original     _X_ Form filed by One Reporting
                                                           (Month/          Person
                                                           Year)        ___ Form filed by More than One
                                                                            Reporting Person

--------------------------------------------------------------------------------------------------------------------------

                        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security       2. Trans-   3. Trans-    4. Securities Acquired     5. Amount      6. Owner-       7. Nature
   (Instr. 3)                 action      action       (A) or                     of             ship            of
                              Date        Code         Disposed of (D)            Securities     Form:           Indirect
                             (Month/     (Instr.8)     (Instr. 3, 4 and 5)        Benefi-        Direct (D)      Beneficial
                              Day/                                                cially         or Indi-        Ownership
                              Year)                                               Owned at       rect (I)        (Instr. 4)
                                                                                  End of         (Instr. 4)
                                                                                  Month
                                                                                  (Instr. 3
                                                                                   and 4)
                                       ____________ ___________________________
                                       Code    V     Amount    (A) or    Price
                                                               (D)

Common Stock, $.01 par      7/28/98     G            12,000      D                70,667            D
value per share                                                                  176,348            I               (1)




--------------------------------------------------------------------------------------------------------------------------

(1) Represents shares of Common Stock owned by Sontek Industries, Inc., of which Mr. Prime is President, Director and a significant shareholder.


Reminder:  Report on a separate line for each class of
           securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE Instruction
  4(b)(v).
                                                                          (Over)
                                                                 SEC 1474 (7-96)


FORM 4 (continued)   Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                           (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of          2. Con-   3. Trans-  4. Trans-  5. Num-    6. Date      7. Title      8. Price   9. Num-   10. Own-  11. Na-
 Derivative           version   action     action     ber of     Exercis-     and Amount    of De-     ber of    ership    ture of
 Security             or        Date       Code       Deri-      able and     of Under-     rivative   Deriva-   Form of   Indi-
 (Instr. 3)           Exer-     (Month/    (Instr.    vative     Expiration   lying Secu-   Secu-      tive      Deriva-   rect Ben-
                      cise       Day/       8)        Secu-      Date         rities        rity       Securi-   tive Se-  eficial
                      Price      Year)                rities     (Month/Day/  (Instr. 3     (Instr.    ties Ben- curity:   Owner-
                      of De-                          Acquired    Year)        and 4)        5)        eficially Direct    ship
                      rivative                        (A) or                                           Owned at  (D) or    (Instr.
                      Security                        Disposed                                         End of    Indirect   4)
                                                      of (D)                                           Month     (I)
                                                      (Instr. 3,                                       (Instr.   (Instr.
                                                       4, and 5)                                        4)        4)

                                         __________  ___________ ____________  _____________
                                         Code   V     (A)   (D)  Date   Expi-  Title   Amount
                                                                 Exer-  ra-            or
                                                                 cis-   tion           Number
                                                                 able   Date           of
                                                                                       Shares






------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:







** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                    /s/ Garry A. Prime                   August 10, 1998
                                                                         ------------------------------------------  ---------------
                                                                             ** Signature of Reporting Person             Date
                                                                                    Garry A. Prime

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1474 (7-96)